Dear Ben Chang,

Rich Pharmaceuticals would like to extend your employment which ended September 6, 2017. The new term of employment will be extended for a one (1) year period commencing on December 1, 2017 and shall expire on November 30, 2018. All other terms, titles and job duties will remain the same.

RICH PHARMACEUTICALS, INC.

/s/ Tsailing Chang

Name: Tsailing Chang,

Title: Secretary

EMPLOYEE

/s/ Ben Chang

Name: Ben Chang